Exhibit 10.4

THE INDEBTEDNESS AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF DECEMBER 31, 2007 AMONG SUNTRUST BANK, IN ITS CAPACITY AS ADMINISTRATIVE AGENT, THE SUBORDINATED CREDITORS LISTED ON THE SIGNATURE PAGES THEREOF, ABX HOLDINGS, INC., A DELAWARE CORPORATION, ABX AIR, INC., A DELAWARE CORPORATION, CHI ACQUISITION CORP., A FLORIDA CORPORATION, AND THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES THEREOF, AS THE SAME MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS, AND EACH HOLDER OF THIS INSTRUMENT OR AGREEMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT. TO THE EXTENT ANY TERM, PROVISION, COVENANT, AGREEMENT OR CONDITION HEREIN CONFLICTS WITH OR OTHERWISE CONTRADICTS ANY OF THE TERMS OR PROVISIONS OF THE SUBORDINATION AGREEMENT, THE TERMS AND PROVISIONS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 31, 2007, by and among ABX Holdings, Inc., a Delaware corporation, with headquarters located at 145 Hunter Drive, Wilmington, Ohio 45117 (“ABX Holdings”), ABX Air, Inc., a Delaware corporation and a wholly owned subsidiary of ABX Holdings with headquarters located at 145 Hunter Drive, Wilmington, Ohio 45117 (“ABX Air” and together with ABX Holdings, the “Companies”), and the investors listed on the Schedule of Buyers attached hereto (individually, a “Buyer” and collectively, the “Buyers”).

WHEREAS:

A. The Companies, CHI Acquisition Corp., a wholly owned subsidiary of ABX Holdings (“Acquisition”), Cargo Holdings International, Inc. (“CHI”), the Buyers and certain other persons named therein entered into a Stock Purchase Agreement dated as of November 1, 2007 (the “Stock Purchase Agreement”), pursuant to which Acquisition will purchase from the Buyers and the other holders of shares of capital stock, options and/or warrants to purchase capital stock of CHI, all of the outstanding shares of capital stock, options and warrants of CHI.

B. The Companies believe that DHL International, Inc. (“DHL”) may assert that the consummation of the transactions contemplated by the Stock Purchase Agreement and the related merger of Acquisition into CHI (the “Merger”) results in DHL having the right to demand prepayment of that certain First Non-Negotiable Promissory Note dated as of August 15, 2003 made by ABX Air in favor of Airborne, Inc. in the original principal amount of $92,948,714, with a principal balance outstanding as of December 31, 2007 of $92,275,656 (the “DHL Note”).

C. In connection with the transactions contemplated by the Stock Purchase Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Companies, each of the Buyers and Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) are entering into an Escrow Agreement (the “Escrow Agreement”), pursuant to which, among other things, on the date hereof the Buyers will deposit or cause to be deposited into an escrow account (the “Escrow Account”) the aggregate amount of $61,000,000, for the purpose of providing a source of financing to the Companies in the event that, prior to the Funding Deadline (as defined in the Escrow Agreement), ABX Air receives from DHL a written demand for prepayment of all of the outstanding principal and accrued interest under the DHL Note (the “DHL Note Refinancing”).

D. In anticipation of the possible DHL Note Refinancing, ABX Holdings has authorized a new series of senior subordinated convertible notes of ABX Holdings, in the form attached hereto as Exhibit A (the “ABX Holdings Senior Convertible Notes”), which ABX Holdings Senior Convertible Notes shall be convertible into ABX Holding’s common stock, par value $0.01 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the ABX Holdings Senior Convertible Notes, and (ii) ABX Air has authorized a new series of senior notes of ABX Air, in the form attached hereto as Exhibit B

(the “ABX Air Senior Notes” and together with the ABX Holdings Senior Convertible Notes, the “Notes,” and the Notes together with the Conversion Shares, the “Securities”).

E. Subject to the satisfaction of the conditions set forth in Sections 6 and 7 of this Agreement, (i) each Buyer wishes to purchase, and ABX Holdings wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate principal amount of the ABX Holdings Senior Convertible Notes set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers attached hereto (which aggregate amount for all Buyers shall be $20,500,000), and (ii) each Buyer wishes to purchase, and ABX Air wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate principal amount of the ABX Air Senior Notes set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers attached hereto (which aggregate amount for all Buyers shall be $40,500,000);

F. Contemporaneously with the execution and delivery of this Agreement, (i) ABX Holdings is executing (but not dating) and delivering to the Escrow Agent the original ABX Holdings Senior Convertible Notes to be issued to each of the Buyers at the Closing (as defined below), (ii) ABX Air is executing (but not dating) and delivering to the Escrow Agent the original ABX Air Senior Notes to be issued to each of the Buyers at the Closing, (iii) ABX Holdings and the Buyers are executing (but not dating) and delivering to the Escrow Agent a Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), pursuant to which ABX Holdings will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder, (iv) ABX Holdings and certain direct or indirect subsidiaries of ABX Holdings and ABX Air are executing (but not dating) and delivering to the Escrow Agent a Guaranty, substantially in the form attached hereto as Exhibit D (the “Senior Note Guaranty”), pursuant to which ABX Holdings and the direct or indirect subsidiaries of ABX Holdings or ABX Air signatory thereto will agree to guaranty the obligations of ABX Air under the ABX Air Senior Notes, and (v) ABX Air and certain other direct or indirect subsidiaries of ABX Holdings are executing (but not dating) and delivering to the Escrow Agent a Guaranty, substantially in the form attached hereto as Exhibit E (the “Senior Convertible Note Guaranty” and, together with the Senior Note Guaranty, each a “Guaranty” and collectively, the “Guarantees”), pursuant to which ABX Air and the other direct or indirect subsidiaries of ABX Holdings signatory thereto will agree to guaranty the obligations of ABX Holdings under the ABX Holdings Senior Convertible Notes.

G. Each of the Companies and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the 1933 Act, and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

NOW, THEREFORE, the Companies and each Buyer hereby agree as follows:

1. PURCHASE AND SALE OF NOTES.

(a) Purchase of Notes.

(i) Notes. Subject to the satisfaction of the conditions set forth in Sections 6 and 7 below, (A) ABX Holdings shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from ABX Holdings on the Closing Date (as defined below), a principal amount of ABX Holdings Senior Convertible Notes as is set forth opposite such Buyer’s name in column (3) on the Schedule of Buyers, and (B) ABX Air shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from ABX Air on the Closing Date, a principal amount of ABX Air Senior Notes as is set forth opposite such Buyer’s name in column (4) on the Schedule of Buyers (the “Closing”).

(ii) Closing. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on the date, if any, on which the Escrow Agent is required to distribute the Escrow Funds (as defined in the Escrow Agreement) to DHL pursuant to the terms of the Escrow Agreement, at the offices of Robinson & Cole LLP, 885 Third Avenue, New York, New York 10022, or at such other place as may be mutually agreeable to the parties.

(iii) Purchase Price. The aggregate purchase price for the Notes to be purchased by each such Buyer at the Closing (the “Purchase Price”) shall be the amount set forth opposite each Buyer’s name in column (5) of the Schedule of Buyers. Each Buyer shall pay $1,000 for each $1,000 of principal amount of Notes to be purchased by such Buyer at the Closing.

(b) Form of Payment. On the Closing Date, (i) each Buyer shall pay, or cause to be paid out of the Escrow Account, its Purchase Price to ABX Holdings or ABX Air, as applicable, for the Notes to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Companies’ written wire instructions and (ii) ABX Holdings and ABX Air, as applicable, shall deliver, or cause to be delivered by the Escrow Agent, to each Buyer the applicable Notes which such Buyer is then purchasing hereunder duly executed on behalf of ABX Holdings or ABX Air, as applicable, and registered in the name of such Buyer or its designee.

2. BUYER’S REPRESENTATIONS AND WARRANTIES. Each Buyer represents and warrants with respect to only itself that:

(a) No Sale or Distribution. Such Buyer is acquiring the Notes and upon conversion of the ABX Holdings Senior Convertible Notes will acquire the Conversion Shares issuable upon conversion of the ABX Holdings Senior Convertible Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act and pursuant to the applicable terms of the Transaction Documents (as defined in Section 3(b)). Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(b) Accredited Investor Status. Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Companies are relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(d) Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Companies and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Companies. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Companies’ representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Companies an opinion of counsel, in a generally acceptable form (it being agreed that in-house counsel shall be acceptable), to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Companies with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”);

(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Companies nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Companies with any notice thereof or otherwise make any delivery to the Companies pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including without limitation, this Section 2(f).

(g) Legends. Such Buyer understands that the certificates or other instruments representing the Notes, and until such time as the resale of the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM (IT BEING AGREED THAT IN-HOUSE COUNSEL SHALL BE ACCEPTABLE), THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Companies shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Companies (with in-house counsel being deemed acceptable), in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act and any applicable state securities laws, or (iii) such holder provides the Companies with reasonable assurance that the Securities can be or have been sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(h) Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts. The execution, delivery and performance by such Buyer of this Agreement and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and

(iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(j) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

(k) Transfer. Without the prior consent of ABX Holdings (which will not be unreasonably withheld or delayed), Buyers acknowledge and agree that the ABX Holdings Senior Convertible Notes may not be transferred in increments of less than $1,000,000 (provided, that such minimum amount shall not apply in the case of (x) a transfer of the remaining Principal amount of the ABX Holdings Senior Convertible Notes held by a Buyer or (y) during the continuance of an Event of Default (as defined in the ABX Holdings Senior Convertible Notes)). Without the prior consent of ABX Air (which will not be unreasonably withheld or delayed), Buyers acknowledge and agree that the ABX Air Senior Notes may not be transferred in increments of less than $1,000,000 (provided, that such minimum amount shall not apply in the case of (x) a transfer of the remaining Principal amount of the ABX Air Senior Notes held by a Buyer or (y) during the continuance of an Event of Default (as defined in the ABX Air Senior Notes)).

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES. Each of the Companies, jointly and severally, represents and warrants to each of the Buyers that, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), the statements contained in this Section 3 are true and correct as of December 31, 2007. The Disclosure Schedule shall be arranged in subsections corresponding to the lettered subsections contained in this Section 3. The disclosures in any subsection of the Disclosure Schedule shall qualify only the corresponding subsection in this Section 3.

(a) Organization and Qualification. Each of the Companies and their respective “Subsidiaries” (which for purposes of this Agreement means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by either of the Companies directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which either of the Companies directly or indirectly through Subsidiaries, has more than a 50% equity interest; provided, however, that for purposes of this Section 3 only, the term “Subsidiaries” shall not include CHI or any entity in which CHI, directly or indirectly, owned any of the capital stock or held any equity or similar interest immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement) are entities duly organized and validly existing and, to the extent legally applicable, in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of the Companies and their respective Subsidiaries is duly qualified as a foreign entity to do business and to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Companies and their Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of either of the Companies to perform its obligations under the Transaction Documents (as defined below). The Companies have no subsidiaries except as set forth on Section 3(a) of the Disclosure Schedule. The Companies and their Subsidiaries do not own any voting stock (or other equity interests, including partnership interests then outstanding and normally entitled to vote in the election of directors, managers or trustees thereof) of any Person other than sock or interests held in the ordinary course of their respective businesses or stock or interests in a Subsidiary listed on Section 3(a) of the Disclosure Schedule.

(b) Authorization; Enforcement; Validity. Each of the Companies has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Notes, the Registration Rights Agreement, the Senior Note Guaranty and the Senior Convertible Note Guaranty and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Companies and the

consummation by the Companies of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes and the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the ABX Holdings Senior Convertible Notes have been duly authorized by all necessary corporate action on the part of the Companies, and other than as set forth in Section 3(e), no further filing, consent or authorization is required by either of the Companies, their respective Boards of Directors or their respective stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by each of the Companies, and constitute the legal, valid and binding obligations of each of the Companies enforceable against each of the Companies in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) Issuance of Securities. The issuance of the Notes are duly authorized and are free from all taxes, liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals or exceeds 130% of the aggregate of the maximum number of shares of Common Stock issuable upon conversion of the ABX Holdings Senior Convertible Notes. Upon conversion in accordance with the ABX Holdings Senior Convertible Notes, the Conversion Shares respectively, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by the Companies of the Securities is exempt from registration under the 1933 Act.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by each of the Companies and the consummation by each of the Companies of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of either of the Companies or any of their Subsidiaries, any capital stock of either of the Companies or any of their Subsidiaries or bylaws of either of the Companies or any of their Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which either of the Companies or any of their Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq National Market (the “Principal Market”) applicable to either of the Companies or any of their Subsidiaries or by which any property or asset of either of the Companies or any of their Subsidiaries is bound or affected, except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) Consents. Except as set forth on Section 3(e) of the Disclosure Schedule, neither of the Companies nor any of their Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations (none of which is required to be filed or obtained before the Closing, except for clause (iv) below): (i) the filing with the SEC of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) the filing of a notification form for the listing of additional shares of Common Stock for the Conversion Shares with the Principal Market, which shall be done pursuant to the rules of the Principal Market, (iii) the filing of a notice of Sale of Securities on Form D with the SEC under Regulation D, and (iv) the filing of a Form 8-K pursuant to Section 4(i). The Companies and their Subsidiaries are unaware of any facts or circumstances that might prevent the Companies from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. ABX Holdings is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(f) Acknowledgment Regarding Buyer’s Purchase of Securities. The Companies acknowledge that no Buyer is acting as a financial advisor or fiduciary of either of the Companies or any of their Subsidiaries (or in any similar capacity) with respect to the

Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Companies further represents to each Buyer that the Companies’ decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Companies and their representatives.

(g) No General Solicitation; Placement Agent’s Fees. Neither of the Companies, nor any of their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Neither of the Companies nor any of their Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

(h) No Integrated Offering. Neither of the Companies, nor any of their Subsidiaries, nor any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by either of the Companies for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of either of the Companies are listed or designated. Neither of the Companies, nor any of their Subsidiaries, nor any of their affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

(i) Dilutive Effect. ABX Holdings understands and acknowledges that the number of Conversion Shares issuable upon conversion of the ABX Holdings Senior Convertible Notes will increase in certain circumstances. ABX Holdings further acknowledges that its obligation to issue (i) Conversion Shares upon conversion of the ABX Holdings Senior Convertible Notes in accordance with this Agreement and (ii) the ABX Holdings Senior Convertible Notes in accordance with this Agreement is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of ABX Holdings.

(j) [Reserved.]

(k) SEC Documents; Financial Statements. During the three (3) years prior to the date hereof, the Companies has filed all reports, schedules, forms, statements and other documents required to be filed by them with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Companies included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Companies as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(l) Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in the SEC Documents or in Section 3(l) of the Disclosure Schedule, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) neither of the Companies has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Companies’ financial statements pursuant to U.S. generally accepted accounting principals or required to be disclosed in filings made with the SEC, (iii) the Companies have not altered their method of accounting or the identity of their auditors, (iv) neither of the Companies has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) neither of the Companies has issued any equity securities to any officer, director or affiliate, except pursuant to existing equity compensation plans of the Companies. Neither of the Companies has taken any steps to seek protection pursuant to any bankruptcy law nor does either of the Companies have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Companies and their Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, with respect to any Person (as defined in Section 3(r)), (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness (as defined in Section 3(r)), (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m) Conduct of Business; Regulatory Permits. Neither of the Companies nor their Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or any certificate of designations of any outstanding series of preferred stock of either of the Companies, or their organizational charter or bylaws, respectively. Neither of the Companies nor any of their Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to either of the Companies or their Subsidiaries, and neither of the Companies nor any of their Subsidiaries will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither of the Companies is in violation of any of the rules, regulations or requirements of the Principal Market or has knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) neither of the Companies has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Each of the Companies and their Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither of the Companies nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(n) Foreign Corrupt Practices. Neither of the Companies, nor any of their Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of either of the Companies or any of their Subsidiaries has, in the course of its actions for, or on behalf of, either of the Companies or any of their Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(o) Sarbanes-Oxley Act. The Companies are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(p) Transactions With Affiliates. Except as set forth in the SEC Documents, none of the officers or directors of the Companies or any of their Subsidiaries is presently a party to any transaction with either of the Companies or any of their Subsidiaries (other than for ordinary course services as officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer or director or, to the knowledge of the Companies, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(q) Equity Capitalization. As of the date hereof, the authorized capital stock of ABX Holdings consists of 75,000,000 shares of Common Stock, of which as of the date hereof, 62,678,856 shares are issued and outstanding, 3,000,000 shares are reserved for issuance pursuant to the ABX Holdings’ equity compensation plans and agreements, 4,767,442 shares are reserved for issuance upon conversion of the ABX Holdings Senior Convertible Notes and no shares are reserved for issuance pursuant to other securities exercisable or exchangeable for, or convertible into, shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of which as of the date hereof no shares are issued and outstanding. As of the date hereof, the authorized capital stock of ABX Air consists of 1,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 1,000 are issued and outstanding, all of which shares are owned beneficially and of record by ABX Holdings. All of such outstanding shares of each of the Companies have been, or upon issuance in accordance with their respective terms, will be, validly issued and are fully paid and nonassessable. Except as disclosed above or in Section 3(q) of the Disclosure Schedule (or in the cases of (iii) and (iv) below, Section 3(r) of the Disclosure Schedule) or except as created under the Transaction Documents: (i) none of either of the Companies capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by either of the Companies; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of either of the Companies or any of their Subsidiaries, or contracts, commitments, understandings or arrangements by which either of the Companies or any of their Subsidiaries is or may become bound to issue additional capital stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock ; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness in excess of $25,000,000, individually, or $25,000,000, in the aggregate from any one lender (together with such lender’s affiliates) of either of the Companies or any of their Subsidiaries or by which either of the Companies or any of their Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with either of the Companies or any of their Subsidiaries; (v) there are no agreements or arrangements under which either of the Companies or any of their Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of either of the Companies or any of their Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which either of the Companies or any of their Subsidiaries is or may become bound to redeem a security of either of the Companies or any of their Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) neither of the Companies nor any of their Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (ix) neither of the Companies or any of their Subsidiaries has any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Companies’ or their Subsidiaries’ respective businesses and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

(r) Indebtedness and Other Contracts. Except as disclosed in Section 3(r) of the Disclosure Schedule, neither of the Companies nor any of their Subsidiaries (i) has any outstanding Indebtedness (as defined below) in excess of $25,000,000, individually, or $25,000,000, in the aggregate from any one lender (together with such lender’s affiliates), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Companies’ officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement:

(A) “Indebtedness” of any Person shall mean without duplication (A) all indebtedness of such Person for borrowed money, (B) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person; provided, that trade payables overdue by more than 120 days shall be included in this definition) and all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (C) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (D) all obligations of such Person under any lease of (or arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is classified and accounted for as a capital lease on the balance sheet of that Person (a “Capital Lease”), in each case, taken at the amount thereof accounted for as liabilities in accordance with GAAP (“Capitalized Lease Obligations”), (E) all obligations, contingent or otherwise, of such Person as an account party to reimburse any bank or other Person under acceptance, letter of credit or similar facilities, (F) all obligations of such Person to purchase, redeem, retire or otherwise acquire for value any shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest (“Capital Stock”) of such Person other than such repurchases from present or former directors, officers or employees made pursuant to stock option agreements, (G) all Contingent Obligations (as defined below) of such Person, (H) off-balance sheet liability retained in connection with asset securitization programs, “synthetic leases” (meaning any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes), sale and leaseback transactions or other similar obligations arising with respect to any other transaction but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries, (I) every obligation of any other third Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (as defined in the Notes) on property or other assets (including, without limitation, accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment or performance of such obligation and (J) all obligations of such Person in respect of any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction (“Hedge Agreements”) (after giving effect to any applicable netting provisions under such Hedge Agreement); for the avoidance of doubt, clause (J) shall not include any underlying notional amounts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any obligation under clause (I) shall be the lesser of (i) the amount of the applicable obligation and (ii) the Fair Market Value of the property to which such obligation relates (where “Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer or Board of Directors (or similar governing body) of the Person required to make such determination, (2) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the accreted value at such time of determination, (3) any Capitalized Lease Obligation shall be the amount that is required to be capitalized in accordance with GAAP, (4) any “synthetic lease” under clause (H) shall be the stipulated loss value, termination value or other equivalent amount, (5) any Hedge Agreement shall be the maximum amount of any termination or loss payment required to be paid by such Person if such agreement were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (6) any Contingent Obligation shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder);

(B) “Contingent Obligations” shall mean as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith; and

(C) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(s) Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Companies, threatened against either of the Companies or any of their Subsidiaries, the Common Stock or any officer or director of either of the Companies or any of their Subsidiaries, which (a) seeks either damages in excess of $10,000,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(t) Insurance. Each of the Companies and each of their Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Companies and their Subsidiaries are engaged. Neither of the Companies nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(u) Employee Relations. (i) Except as disclosed in Section 3(u) of the Disclosure Schedule, neither of the Companies nor any of their Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Companies and their Subsidiaries believe that their relations with their employees are good. No executive officer of either of the Company or any of their Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified either of the Companies or any such Subsidiary that such officer intends to leave either of the Companies or any such Subsidiary or otherwise terminate such officer’s employment with either of the Companies or any such Subsidiary. No executive officer of the Companies or any of their Subsidiaries, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the knowledge of the Companies, the continued employment of each such executive officer does not subject either of the Companies or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(ii) Each of the Companies and their Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(v) Title. Except as disclosed in the SEC Documents or in Section 3(v) of the Disclosure Schedule, each of the Companies and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Companies and their Subsidiaries, in each case free and clear of all liens, encumbrances and defects such as are described in the SEC Documents except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Any real property and facilities held under lease by either of the Companies and any of their Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(w) Intellectual Property Rights. Each of the Companies and their Subsidiaries own or possess adequate rights or licenses to use all trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(x) Environmental Laws. Each of the Companies and their Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval except where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(y) Subsidiary Rights. Except as set forth in Section 3(y) of the Disclosure Schedule, each of the Companies or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Companies or such Subsidiary.

(z) Tax Status. Each of the Companies and each of their Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required to be made or filed as of December 31, 2007 by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, and are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Companies know of no basis for any such claim, except as described in the SEC Documents.

(aa) Internal Accounting and Disclosure Controls. ABX Holdings maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. ABX Holdings maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by ABX Holdings in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by ABX Holdings in the reports that it files or submits under the 1934 Act is accumulated and communicated to ABX Holdings’ management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

(bb) Ranking of Notes. Other than Permitted Senior Indebtedness (as defined in the Notes), no Indebtedness of either of the Companies is senior to or ranks pari passu with the Notes in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise. Other than in connection with Permitted Liens (as defined in the Notes), no Indebtedness of either of the Companies is secured by any assets of either of the Companies.

(cc) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between either of the Companies and an unconsolidated or other off balance sheet entity that is required to be disclosed by ABX Holdings in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Investment Company Status. Neither of the Companies is, and upon consummation of the sale of the Securities will be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee) [Reserved]

(ff) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Companies, and all laws imposing such taxes will be or will have been complied with.

(gg) Manipulation of Price. Neither of the Companies has, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of either of the Companies to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of either of the Companies.

(hh) Acknowledgement Regarding Buyers’ Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, but subject to compliance by the Buyers with applicable law and except to the extent as provided in any confidentiality or other agreement between a Buyer and either of the Companies, it is understood and acknowledged by the Companies (i) that none of the Buyers have been asked by either of the Companies to agree, nor has any Buyer agreed with either of the Companies, to desist from purchasing or selling, long and/or short, securities of either of the Companies, or “derivative” securities based on securities issued by either of the Companies or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by any Buyer, including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of either of the Companies’ publicly-traded securities; (iii) that any Buyer, and counter parties in “derivative” transactions to which any such Buyer is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that each Buyer shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Companies further understand and acknowledge that (a) one or more Buyers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Companies at and after the time that the hedging activities are being conducted.

(ii) U.S. Real Property Holding Corporation. Neither of the Companies is, nor has either of the Companies ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Companies shall so certify upon any Buyer’s request.

(jj) FAA and DOT Compliance. Except as provided in the SEC Documents, each of the Companies and each of the Subsidiaries are conducting their business in compliance with the rules and regulations of the United States Federal Aviation Administration (the “FAA”) and the United States Department of Transportation (the “DOT”) and all applicable federal, state and local laws, orders, rules, regulations, directives, decrees and judgments of each of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal laws and regulations governing health, sanitation, safety, zoning and land use, except where the failure to be so in compliance would not have a Material Adverse Effect. There are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings before the FAA or the DOT or any other federal, state, local or foreign governmental bodies that involve or effect either of the Companies or any of their Subsidiaries which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect.

(kk) Trade Secrets. Each of the Companies has taken reasonable steps in accordance with normal industry practice to protect its rights in the Companies’ confidential information and trade secrets, the secrecy of which is material to the business of the Companies as described in the SEC Documents.

(ll) Disclosure. All disclosure provided to the Buyers regarding the Companies and their Subsidiaries, their business and the transactions contemplated hereby furnished by or on behalf of the Companies, was true and correct on the date provided and did not on the date provided (or as of the date or dates shown on the disclosure) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 3(ll) of the Disclosure Schedule, no event or circumstance has occurred or information exists with respect to either of the Companies or any of its Subsidiaries or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by ABX Holdings but which has not been so publicly announced or disclosed.

(mm) No Undisclosed Events, Liabilities, Developments or Circumstances. Except as disclosed on Section 3(mm) of the Disclosure Schedule, no event, liability, development or circumstance has occurred since January 1, 2007 or exists, or is contemplated to occur, with respect to either of the Companies, their Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Companies under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by ABX Holdings of its Common Stock and which has not been publicly announced.

Each of the Buyers acknowledges and agrees that the Companies have not made and are not making any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

4. COVENANTS.

(a) [Reserved.]

(b) Form D and Blue Sky. Each of the Companies agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. Each of the Companies shall, on or before the Closing Date, take such action as the Companies shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. Each of the Companies shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

(c) Reporting Status. Until the date on which none of the ABX Holdings Senior Convertible Notes is outstanding (the “Reporting Period”), ABX Holdings shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed with the SEC pursuant to the 1934 Act, and ABX Holdings shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

(d) Use of Proceeds. The Companies will use the proceeds from the sale of the Securities solely to repay outstanding principal and interest on the DHL Note.

(e) Financial Information. ABX Holdings agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting Period unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, (i) a copy of its Annual Reports on Form 10-K, any Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) within two (2) Business Days thereof, facsimile or e-mailed copies of all press releases issued by either of the Companies or any of their Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) Listing. ABX Holdings shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain, in accordance with the ABX Holdings Senior Convertible Notes, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. ABX Holdings shall maintain the Common Stocks’ authorization for quotation on the Principal Market or on any Eligible Market (as defined in the Notes). Neither of the Companies nor any of their Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market or on any Eligible Market, as applicable. The Companies shall pay all fees and expenses in connection with satisfying their obligations under this Section 4(f).

(g) Fees. On the date hereof, the Companies shall pay, or cause to be paid, the fees and expenses of Robinson & Cole LLP, counsel to Massachusetts Mutual Life Insurance Company (“Mass Mutual”) (a Buyer), in connection with the transactions contemplated by the Escrow Agreement, this Agreement and the other Transaction Documents through the date of this Agreement. In addition, whether or not the transactions contemplated by this Agreement and the other Transaction Documents are consummated, the Companies shall pay, or cause to be paid (or reimburse to the extent already paid by Mass Mutual), all reasonable costs and expenses incurred by Mass Mutual after the date of this Agreement in connection with the Escrow Agreement, this Agreement and the other Transaction Documents (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Escrow Agreement, this Agreement and the other Transaction Documents and due diligence in connection therewith), which amount shall be non-accountable and paid by the Companies at the Closing or upon termination of this Agreement (in addition to any other expense amounts paid to any Buyer prior to the date of this Agreement). The Companies shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, if any. The Companies shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

(h) Pledge of Securities. The Companies acknowledge and agree that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide either of the Companies with any notice thereof or otherwise make any delivery to either of the Companies pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee. The Companies hereby agree to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

(i) Disclosure of Transactions and Other Material Information. On or before 8:30 a.m., New York City time, on or before the fourth Business Day following the date of this Agreement, ABX Holdings shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the Escrow Agreement and the material Transaction Documents (including, without limitation, this Agreement, the form of the Notes, the forms of Guarantees and the form of Registration Rights Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). Subject to the foregoing, neither the Companies, their Subsidiaries nor any Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that ABX Holdings shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Buyer shall be consulted by ABX Holdings in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Buyer, neither of the Companies nor any of their Subsidiaries or affiliates shall disclose the name of such Buyer in any filing, announcement, release or otherwise except as required by law, regulation or governmental agency.

(j) Additional Registration Statements. Until 30 days after the date that the Registration Statement (as defined in the Registration Rights Agreement) is first declared effective by the SEC (the “Effective Date”), ABX Holdings shall not file a registration statement under the 1933 Act relating to securities that are not the Securities (other than a registration statement on Form S-8).

(k) Restriction on Redemption and Cash Dividends. So long as any Notes are outstanding, ABX Holdings will not, and will not permit ABX Air or any of its other Subsidiaries to, without the prior express written consent of the holders of Notes representing a majority of the aggregate principal amount of the then outstanding Notes, declare or pay any dividends (other than dividends payable solely in Capital Stock of such Person) or return any capital to, its stockholders or other equity holders, or authorize or make any other distribution, payment or delivery of property or cash to its stockholders or equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of their Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Capital Stock of ABX Holdings or any of its Subsidiaries, as the case may be, now or hereafter outstanding (or stock appreciation or similar rights issued by such Person with respect to its Capital Stock) (all of the foregoing “Dividends”), except that: (i) any Subsidiary may pay Dividends to the holders of its Capital Stock, (ii) ABX Holdings may make noncash repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, (iii) ABX Holdings may pay cash Dividends to the holders of its Common Stock and ABX Holdings may make cash repurchases of Capital Stock; provided that (x) no Event of Default (as defined in the Notes) is then in existence or would result from such payment of Dividends or cash repurchases of Capital Stock, and (y) the aggregate amount of all cash Dividends paid and cash repurchases of Capital Stock shall not exceed $25,000,000 in any fiscal year of ABX Holdings, and (iv) ABX Holdings may make cash repurchases of Capital Stock pursuant to employee compensation arrangements, so long as no Event of Default is then in existence or would result therefrom.

(l) Additional Notes; Variable Securities; Dilutive Issuances. So long as any Buyer beneficially owns any Securities, the Companies will not issue any Notes other than to the Buyers as contemplated hereby and the Companies shall not issue any other securities that would cause a breach or default under the Notes. For so long as any Notes remain outstanding, ABX Holdings shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the ABX Holdings Senior Convertible Notes) with respect to the Common Stock into which any Senior Convertible Note is convertible. For so long as any ABX Holdings Senior Convertible Notes remain outstanding ABX Holdings shall not, in any manner, enter into or affect any Dilutive Issuances (as defined in the ABX Holdings Senior Convertible Notes) if as a result of such Dilutive Issuance the number of Conversion Shares issuable upon conversion of the ABX Holdings Senior Convertible Notes, but for the Exchange Cap (as defined in the ABX Holdings Senior Convertible Notes), would exceed the Exchange Cap.

(m) Corporate Existence. So long as any ABX Holdings Senior Convertible Notes remain outstanding, ABX Holdings shall not be party to any Fundamental Transaction (as defined in the ABX Holdings Senior Convertible Notes) unless ABX Holdings is in compliance with the applicable provisions governing Fundamental Transactions set forth in the ABX Holdings Senior Convertible Notes.

(n) Reservation of Shares. ABX Holdings shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 130% of the number of shares of Common Stock issuable upon conversion of the ABX Holdings Senior Convertible Notes issued at the Closing (without taking into account any limitations on the Conversion of the Notes set forth in the ABX Holdings Senior Convertible Notes).

(o) Additional Issuances of Securities.

(i) For purposes of this Section 4(o), the following definitions shall apply.

(A) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(B) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(C) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(ii) From the date hereof until the date that is 30 days following the Effective Date (as defined in the Registration Rights Agreement) (the “Trigger Date”), except for the ABX Holdings Senior Convertible Notes, ABX Holdings will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”).

(iii) From the Trigger Date until the second anniversary of the Closing Date, ABX Holdings will not, directly or indirectly, effect any Subsequent Placement unless ABX Holdings shall have first complied with this Section 4(o)(iii).

(A) ABX Holdings shall deliver to each Buyer a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Buyers (i) at least 50% of the Offered Securities, allocated among such Buyers (a) based on such Buyer’s pro rata portion of the aggregate principal amount of the Notes purchased hereunder (the “Basic Amount”), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated until the Buyers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(B) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to ABX Holdings prior to the end of the fifth (5th) Business Day after such Buyer’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Buyer’s Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by ABX Holdings to the extent its deems reasonably necessary.

(C) ABX Holdings shall have fifteen (15) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to ABX Holdings than those set forth in the Offer Notice.

(D) In the event ABX Holdings shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(o)(iii)(C) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(o)(iii)(B) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities ABX Holdings actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to Section 4(o)(iii)(C) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, ABX Holdings may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(o)(iii)(A) above.

(E) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Buyers shall acquire from ABX Holdings, and ABX Holdings shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(o)(iii)(C) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by ABX Holdings and the Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

(F) Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(o)(iii)(C) above may not be issued, sold or exchanged until they are again offered to the Buyers under the procedures specified in this Agreement.

(G) ABX Holdings and the Buyers agree that if any Buyer elects to participate in the Offer, (y) neither the securities purchase agreement (the “Subsequent Placement Agreement”) with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provisions whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of ABX Holdings owned by such Buyer prior to such Subsequent Placement (unless such term or provision applies to all Persons who are participating in the Subsequent Placement), and (z) any registration rights set forth in such Subsequent Placement Documents shall be similar in all material respects to the registration rights contained in the Registration Rights Agreement.

(H) Notwithstanding anything to the contrary in this Section 4(o) and unless otherwise agreed to by the Buyers, ABX Holdings shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material non-public information, by the fifteenth (15th) Business Day following delivery of the Offer Notice. If by the fifteenth (15th) Business Day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, non-public information with respect to ABX Holdings. Should ABX Holdings decide to pursue such transaction with respect to the Offered Securities, ABX Holdings shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 4(o)(iii). ABX Holdings shall not be permitted to deliver more than one such Offer Notice to the Buyers in any 60 day period except to the extent such additional Offer Notice concerns a modification of the terms of the Subsequent Placement.

(iv) The restrictions contained in subsections (ii) and (iii) of this Section 4(o) shall not apply in connection with the issuance of any Excluded Securities (as defined in the ABX Holdings Senior Convertible Notes).

(p) Guaranties of New Subsidiaries. Upon the formation or acquisition of any new direct or indirect Domestic Subsidiaries (as defined in the Guarantees) by ABX Holdings or ABX Air or any subsidiary of ABX Holdings, ABX Air or any Guarantor (as defined in the Guarantees), ABX Holdings or ABX Air, as applicable, shall, within 30 days (which may be extended by up to additional 10 days by the Majority Holders (as such term is defined in the Guarantees)) after such formation or acquisition, cause such Domestic

Subsidiary to duly execute and deliver to each Buyer a guaranty supplement, in the form attached as Annex I to the applicable Guaranty. Notwithstanding the foregoing, as long as the Credit Agreement (as defined below) remains in effect, only Domestic Subsidiaries that are required pursuant to the terms of the Credit Agreement to execute and deliver a guaranty to the Senior Lenders (as defined in the Credit Agreement) shall be required to execute and deliver a guaranty supplement to each Purchaser.

(q) Total Leverage Ratio. So long as any Notes remain outstanding, ABX Holdings will not permit the Total Leverage Ratio (as defined below) at the end of any Test Period (as defined below) ending on or about any date set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter End Date	Total Leverage Ratio
December 31, 2007	4.25 to 1.00
March 31, 2008	4.25 to 1.00
June 30, 2008	4.25 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008	4.00 to 1.00
March 31, 2009	4.00 to 1.00
June 30, 2009	4.00 to 1.00
September 30, 2009	4.00 to 1.00
December 31, 2009	3.75 to 1.00
Each Fiscal Quarter thereafter	3.75 to 1.00

For purposes of this Section 4(q),

(i) “Total Leverage Ratio” shall mean at any date the ratio of Consolidated Total Debt of ABX Holdings and its Subsidiaries at such date to Consolidated EBITDA of ABX Holdings and its Subsidiaries for the Test Period ending on or immediately preceding such date.

(ii) “Consolidated Total Debt” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of ABX Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(iii) “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income of ABX Holdings and its Subsidiaries for such period plus, without duplication and to the extent reflected as a deduction in the statement of such Consolidated Net Income for such period, the sum of (A) total income tax expense during such period, (B) Consolidated Interest Expense during such period, (C) depreciation and amortization expense, (D) amortization of intangibles (including, but not limited to, goodwill), and (E) any extraordinary expenses or losses and minus any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains or losses on the sales of assets outside of the ordinary course of business).

(iv) “Consolidated Net Income” shall mean for any period, the net income (or loss) of ABX Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person has a joint interest, in each case except to the extent of the amount of dividends or other distributions actually received by ABX Holdings or any of its Subsidiaries from such Person during such period, (ii) the income of any Subsidiary of ABX Holdings (other than a Credit Party (as defined in the Credit Agreement)) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (iii) the income statement effect of FASB 52 foreign currency gains and losses.

(v) “Consolidated Interest Expense” shall mean, for any period, total interest expense determined in accordance with GAAP (including that attributable to Capital Leases in accordance with GAAP) of ABX Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of ABX Holdings and their Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing.

(vi) “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, as in effect from time to time.

(vii) “Test Period” shall mean, at any time of determination, the four consecutive Fiscal Quarters of ABX Holdings (taken as one accounting period) then last ended; provided, however, for the purposes of determining compliance with this Section 4(q) for any Test Period ending prior to the Fiscal Quarter ending December 31, 2008, (x) Consolidated Interest Expense of ABX Holdings and its Subsidiaries for each such Test Period shall be determined by taking the actual Consolidated Interest Expense for the period from December 31, 2007 through the last day of such Test Period and multiplying such amount by (i) in the case of the Test Period ending March 31, 2008, 4, (ii) in the case of the Test Period ending June 30, 2008, 2, and (iii) in the case of the Test Period ending September 30, 2008, 4/3; and (y) Consolidated EBITDA of ABX Holdings and its Subsidiaries for each such Test Period shall be determined by taking the actual Consolidated EBITDA of ABX Air and its Subsidiaries and the actual Consolidated EBITDA of Cargo Holdings International, Inc. and its Subsidiaries on a combined basis for the applicable Fiscal Quarters.

(viii) “Relief Fund” shall mean ABX Air Employee Catastrophic Relief Fund, an Ohio non-profit corporation.

For the purposes of calculating the financial covenant set forth in this Section 4(q), the Relief Fund shall be deemed not to be a “Subsidiary.”

5. REGISTER; TRANSFER AGENT INSTRUCTIONS.

(a) Register. Each of the Companies shall maintain at its principal executive offices (or such other office or agency of the Companies as it may designate by notice to each holder of Securities), a register for the applicable Notes in which the Companies shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee), the principal amount of Notes held by such Person, and the number of Conversion Shares issuable upon conversion of the ABX Holdings Senior Convertible Notes held by such Person. The Companies shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b) Transfer Agent Instructions. No later than the Closing Date, ABX Holdings shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares issued at the Closing or upon conversion of the ABX Holdings Senior Convertible Notes in such amounts as specified from time to time by each Buyer to ABX Holdings upon conversion of the ABX Holdings Senior Convertible Notes in a form reasonably acceptable to the Buyers. ABX Holdings warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by ABX Holdings to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of ABX Holdings as and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), ABX Holdings shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. ABX Holdings acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, ABX Holdings acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by ABX Holdings of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6. CONDITIONS TO THE COMPANIES’ OBLIGATION TO SELL. The obligation of the Companies hereunder to issue and sell the Notes to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of the following condition:

(a) Prior to the Funding Deadline, ABX Air shall have received from DHL a written demand for prepayment of all of the outstanding principal and accrued interest on the DHL Note (the “DHL Prepayment Demand”).

7. CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE. The obligation of each Buyer hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(a) Prior to the Funding Deadline, ABX Air shall have received the DHL Prepayment Demand and shall have provided a copy of the DHL Prepayment Demand to each of the Buyers and the Escrow Agent;

(b)(i) On the Closing Date, no Default (as defined in the Credit Agreement (the “Credit Agreement”), dated as of December 31, 2007, among the Companies, Acquisition, the lending and other financial institutions listed from time to time on Annex 1.1A thereto, and SunTrust Bank, as administrative agent (the “Administrative Agent”)) or Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing under the Credit Agreement or any of the other Credit Documents (as defined in the Credit Agreement), and the consummation of the transactions contemplated by this Agreement shall not result in, or constitute a Default or Event of Default under, the Credit Agreement or any of the other Credit Documents, (ii) each of the Buyers, the Escrow Agent and the Administrative Agent shall have received a certificate executed by the Chief Executive Officer of each of the Companies, certifying that (A) neither the Borrowers (as defined in the Credit Agreement) nor any of the other Credit Parties (as defined in the Credit Agreement) have received a notice of default (as described in Section 11.5 of the Credit Agreement) from any Lender (as defined in the Credit Agreement) or (B) the Borrowers and/or the other Credit Parties have received such a notice of default, but the Default(s) or Event(s) of Default described in such notice of default has or have been cured or waived in accordance with the terms of the Credit Agreement, and (iii) each of the Buyers and the Escrow Agent shall have received a certificate executed by the Administrative Agent, certifying that (A) the Administrative Agent has not received a notice of default (as described in Section 11.5 of the Credit Agreement) from any Lender or the Borrowers or any other Credit Party, or (ii) the Administrative Agent has received such a notice of default, but the Default(s) or Event(s) of Default described in such notice of default has or have been cured or waived in accordance with the terms of the Credit Agreement; and

(c) ABX Air shall have deposited or caused to be deposited into the Escrow Account an amount not less than the difference between (i) the amount necessary to pay in full all outstanding principal, interest, fees, penalties and other charges due under the DHL Note and (ii) $61,000,000.

8. TERMINATION. In the event that the Closing shall not have occurred on or before the Funding Deadline, this Agreement shall automatically terminate without liability of any party to any other party; provided, however, if this Agreement is terminated for any reason, the Companies shall remain obligated to pay, or cause to be paid, all costs and expenses of Mass Mutual described in Section 4(g) above.

9. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Companies, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither of the Companies nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Companies and the holders of at least a majority of the aggregate principal amount of the Notes then outstanding, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities as applicable; provided, that (i) no amendment to this Agreement which has a disproportionate negative impact on any Buyer as compared to the other Buyers may be made without the approval of such negatively affected Buyer, (ii) no amendment to Section 4(o) may be made without the approval of ABX Holdings and each Buyer entitled to participate in Subsequent Placements pursuant to the terms thereof, (iii) no amendment to any provision of this Agreement that relates solely to the ABX Holdings Senior Convertible Notes may be without the approval of ABX Holdings and the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder and under the ABX Holdings Senior Convertible Notes, and (iv) no amendment to Section 4(g) may be made without the further approval of the Companies, the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder and under the ABX Holdings Senior Convertible Notes and Mass Mutual. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be. Neither of the Companies has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Companies confirm that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Companies or otherwise.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to either of the Companies:

[ABX Holdings, Inc./ABX Air, Inc.]

145 Hunter Drive

Wilmington, Ohio 45177

Attention: W. Joseph Payne, Esq., VP, General Counsel and Secretary

Telephone: (937) 382-5591

Facsimile: (937) 382-2452

with a copy to:

Vorys, Sater, Seymour and Pease LLP

221 East Fourth Street, Suite 2000

Cincinnati, Ohio 45202

Attention: Roger E. Lautzenhiser, Esq.

Telephone: (513) 723-4091

Facsimile: (513)852-8490

If to the Transfer Agent:

National City Bank

Shareholder Services Administration

Suite 635 – LOC 3116

629 Euclid Avenue

Cleveland, Ohio 44114

Attention: Sherry L. Damore

Telephone: (216) 222-2494

Facsimile: (216) 222-2649

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers,

with a copy (for informational purposes) to:

Robinson & Cole LLP

280 Trumbull Street

Hartford, CT 06103

Telephone: (860) 275-8244

Facsimile: (860) 275-8299

Attention: Matthew J. Guanci, Jr., Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes. Neither of the Companies shall assign this Agreement or any rights or obligations hereunder without the prior written consent of (i) the holders of at least a majority of the aggregate principal amount of the Notes then outstanding and (ii) the holders of at least a majority of the aggregate number of Registrable Securities issued and issuable hereunder, including by way of a Fundamental Transaction (unless ABX Holdings is in compliance with the applicable provisions governing Fundamental Transactions set forth in the ABX Holdings Senior Convertible Notes). A Buyer may assign some or all of its rights hereunder without the consent of the Companies, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights; provided, that such assignment is in compliance with the transfer provisions contained in this Agreement. Notwithstanding the foregoing, without the prior consent of the Companies (which will not be unreasonably withheld or delayed), the Notes may not be transferred in increments of less than $1,000,000 (provided, that such minimum amount shall not apply in the case of (x) a transfer of the remaining Principal amount of the ABX Holdings Senior Convertible Notes or ABX Air Senior Notes held by a Buyer or (y) during the continuance of an Event of Default (as defined in the Notes)).

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Companies and the Buyers contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of each Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Companies’ other obligations under the Transaction Documents, each of the Companies shall, jointly and severally, defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Companies in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Companies contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Companies) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made by either of the Companies pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Companies pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Companies may be unenforceable for any reason, the Companies shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Companies recognize that in the event that they fail to perform, observe, or discharge any or all of their obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Companies therefore agree that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

(n) Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and either of the Companies does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Companies, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

(o) Payment Set Aside. To the extent that either of the Companies makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to either of the Companies, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(p) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and the Company acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each Buyer and each of the Companies have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANIES:

ABX HOLDINGS, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	VP, General Counsel and Secretary

ABX AIR, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	VP, General Counsel and Secretary

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, each Buyer and each of the Companies have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	Babson Capital Management, LLC, Its Investment Adviser

By:	/s/ Elisabeth A. Perenick
Name:	Elisabeth A. Perenick
Title:	Managing Director

MASSMUTUAL HIGH YIELD PARTNERS II, LLC

BY:	HVP MANAGEMENT LLC, AS MANAGING MEMBER

BY:	/s/ Elisabeth A. Perenick
Name:	Elisabeth A. Perenick
Title:	Vice President

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

BY:	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, AS INVESTMENT MANAGER

BY:	/s/ Steven J. Katz
Name:	Steven J. Katz
Title:	Second Vice President and Associate General Counsel

ACI INTERNATIONAL, INC.

By:	/s/ Raymond W. Zehr, Jr.
Name:	Raymond W. Zehr, Jr.
Title:	President

AVIATION CAPITAL GROUP CORP.

By:	/s/ Benjamin L. Jung
Name:	Benjamin L. Jung
Title:	Managing Director and COO

By:	/s/ Loren M. Dollet
Name:	Loren M. Dollet
Title:	Executive Vice President and Assistant Secretary

[Signature Page to Securities Purchase Agreement]

ACG ACQUISITION XX LLC

By:	/s/ Benjamin L. Jung
Name:	Benjamin L. Jung
Title:	Manager

By:	/s/ Loren M. Dollet
Name:	Loren M. Dollet
Title:	Attorney-in-fact

MINNESOTA FOX II, LLC

By:	/s/ Peter Fox
Name:	Peter Fox
Title:	Sole Manager

[Signature Page to Securities Purchase Agreement]

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)	(6)
Buyer	Address and Facsimile Number	Principal Amount of ABX Holdings Senior Convertible Notes	Principal Amount of ABX Air Senior Notes	Aggregate Purchase Price	Legal Representative’s Address and Facsimile Number
A.C.I. International, Inc.	A.C.I. International, Inc. c/o Mr. Raymond W. Zehr, President 60 South Sixth Street, Suite 3880 Minneapolis, Minnesota 55402 Fax: (612) 661-3825	$6,721,311.48	$13,278,688.52	$20,000,000.00	Brian D. Wenger Esq. Briggs and Morgan, P.A. 2200 IDS Center 80 South 8th Street Minneapolis, Minnesota 55402-2157 Fax: (612) 977-8650

Massachusetts Mutual Life Insurance Company	1295 State Street Springfield, Massachusetts 01111 Attention: Andrew O’Toole Facsimile: (413) 744-6114	$3,742,775.17	$7,394,263.13	$11,137,038.30	Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2800 Springfield, MA 01115 Attention: Steven J. Katz, Esq. Facsimile: (413) 226-2059

MassMutual Corporate Value Partners Limited (Notes to be issued in the name of Gerlach & Co.)	1295 State Street Springfield, Massachusetts 01111 Attention: Andrew O’Toole Facsimile: (413) 744-6114	$2,377,415.84	$4,696,845.93	$7,074,261.77	Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2800 Springfield, MA 01115 Attention: Steven J. Katz, Esq. Facsimile: (413) 226-2059

MassMutual High Yield Partners II, LLC (Notes to be issued in the name of Gerlach & Co.)	1295 State Street Springfield, Massachusetts 01111 Attention: Andrew O’Toole Facsimile: (413) 744-6114	$601,120.47	$1,187,579.46	$1,788,699.93	Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2800 Springfield, MA 01115 Attention: Steven J. Katz, Esq. Facsimile: (413) 226-2059

Aviation Capital Group Corp.	610 Newport Center Drive, Suite 1400 Newport Beach, California 92660-6465 Attention: Legal Department Fax: +1 (949) 718-5803	$4,486,707.65	$8,863,983.40	$13,350,691.05

ACG Acquisition XX LLC	610 Newport Center Drive, Suite 1400 Newport Beach, California 92660-6465 Attention: Legal Department Fax: +1 (949) 718-5803	$2,234,603.83	$4,414,705.12	$6,649,308.95

Minnesota Fox II, LLC	c/o Peter F. Fox 950 Lancaster Drive Orlando, Florida 32806 Tel: (407) 898-7628	$336,065.57	$663,934.43	$1,000,000.00

EXHIBITS

Exhibit A	Form of Senior Convertible Note
Exhibit B	Form of Senior Note
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Senior Note Guaranty
Exhibit E	Form of Senior Convertible Note Guaranty

DISCLOSURE SCHEDULE

Section 3(a)	Subsidiaries
Section 3(e)	Consents
Section 3(l)	Absence of Certain Changes
Section 3(q)	Equity Capitalization
Section 3(r)	Indebtedness
Section 3(u)	Employee Relations
Section 3(v)	Title
Section 3(y)	Subsidiary Rights
Section 3(ll)	Disclosure
Section 3(mm)	Undisclosed Events, Liabilities, Developments or Circumstances
Section 4(i)	Disclosure of Transactions and Other Material Information